UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER (12) G OF
 THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


COMMISSION FILE NUMBER 333-21793

Eaglemark, Inc.
				(Exact name of registrant as specified in its charter)

4150 Technology Way Carson City, Nevada 89706  	 (702) 885-1200
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Harley-Davidson Eaglemark Motorcycle Trust 1997-2
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(TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

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(TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
 REPORTS UNDER SECTION 13(A) OR 15 (D) REMAINS

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

	Rule 12g-4 (a) (1) (i)		|  |		Rule 12h-3 (b) (1) (i)		| X |
	Rule 12g-4 (a) (1) (ii)		|  |		Rule 12h-3 (b) (1) (ii)		|     |
	Rule 12g-4 (a) (2) (i)		|  |		Rule 12h-3 (b) (2) (i)		|     |
	Rule 12g-4 (a) (2) (ii)		|  |		Rule 12h-3 (b) (2) (ii)		|     |
							Rule 15d-6			| X |

APPROXIMATE NUMBER OF HOLDERS OF RECORD
AS OF THE CERTIFICATION OR NOTICE DATE:	NINETEEN

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934,
 EAGLEMARK, INC. HAS CAUSED THIS CERTIFICATION TO BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE:		January 26, 1998		By: /s/ Donna F. Zarcone
						    Donna F. Zarcone
						    Vice President and Chief Financial Officer

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF
1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY AN OFFICER OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON.
THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.